  EXHIBIT 99.1

Amazing Energy Welcomes Incoming CFO Benjamin Jacobson, III Announces Resignation of Marty Dobbins

PLANO, Texas / February 13, 2020 -- Amazing Energy Oil and Gas Co. (OTC: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced that the Company has contracted with Benjamin Jacobson III as its new CFO upon the departure of Marty Dobbins who resigned for personal reasons. Mr. Jacobson will assume all corporate responsibilities previously held by Mr. Dobbins.

“We are excited that Ben has joined Amazing Energy as its new CFO,” stated Will McAndrew, III, the Company’s Chief Executive Officer. “He brings tremendous experience and a proven track record of financial and corporate success. He will help align our capital structure to optimize the value of our considerable oil and gas and field service assets.

“I would also like to personally thank Marty for his contributions to Amazing,” continued McAndrew. “His knowledge and professionalism will be missed. Over the past year, we have accomplished several important strategic and financial milestones positioning us to expand our production base, reserves and cash flows."

Amazing Energy represents a compelling opportunity,” said Mr. Jacobson. “The Company’s strong management team and significant asset base of development opportunities provide a great platform to improve capital structure and grow enterprise and equity value. I look forward to working with the team as it continues to improve the Company’s capital discipline and grow returns from its asset base.”

Prior to joining Amazing Energy, Mr. Jacobson co-founded ICP, LLC, a company focused on investing in Exploration and Production companies targeting acquisition and development of highly profitable domestic oil fields. ICP was formed to capitalize on cyclical commodity pricing by acquiring distressed and proven producing oil assets while creating value through improved operational and financial efficiencies. Ben also spent time working as a consultant and capital advisor to a high growth oil and gas service company focusing on financial structuring and creating exit strategies. Previously Ben spent over a decade as an alternative investment manager and Specialist with New York Stock Exchange Member firm, Benjamin Jacobson & Sons where he was a partner and subsequently 6 years as Vice President of Goldman Sachs after its purchase in 2001. He directed the trading operations and risk management activities while serving a clientele of major global corporations. Ben holds a Bachelor of Arts degree from the University of Denver. Ben serves on the staff of his church as well as certain charitable organizations.

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company headquartered in Plano, Texas. The Company’s primary leasehold is in the Permian Basin of West Texas. The Company controls over 75,000 acres between their rights in Pecos County, Texas and assets in Lea County, New Mexico, and Walthall County, Mississippi. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy’s operations are currently focused in the Permian Basin and Gulf Coast regions. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.

Investor Relations Contact

Derek Gradwell
Investor Relations
Phone: 512-270-6990
Email: ir@amazingenergy.com
Web: www.amazingenergy.com